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                                                                   Exhibit 99.01
                                                                   -------------

FOR IMMEDIATE RELEASE

For more information, contact:



H. Raymond Bingham                  Robert D. Selvi
Cadence Design Systems, Inc.        Cooper & Chyan Technology, Inc.
408-944-7503                        408-342-5581

           FTC REQUESTS ADDITIONAL INFORMATION ON CADENCE/CCT MERGER

     San Jose and Cupertino, California -- January 3, 1997 -- Cadence Designs Systems, Inc. (NYSE-CDN) and Cooper & Chyan Technology, Inc. (NASDAQ-CCTI) today announced that they each have received requests for additional information from the United Stated Federal Trade Commission with respect to their proposed merger. The companies intend to respond promptly to the FTC request.

     The FTC action has the effect of extending the waiting period under the Hart-Scott-Rodino Act applicable to the transaction until twenty (20) calendar days after both parties substantially comply with the request for additional information.

     The proposed transaction is subject to other closing conditions, including approval by the CCT stockholders. A meeting of the CCT stockholders to vote on the proposed Cadence merger is scheduled for January 24, 1997.

     Cadence Design Systems, Inc. provides comprehensive services and technology for the product development requirements of the world's leading electronics companies. The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange under the symbol CDN.

     CCT is a leader in fast circuit interconnection software for PCBs, MCMs, and ICs. Founded in 1989, it is headquartered in Cupertino, California, and has operations in North America, Europe and Japan.